Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release

Contacts:
Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD Board of Directors Elects Cathy E. Minehan

Franklin Lakes, NJ (November 2, 2007) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected Cathy E. Minehan to its Board of Directors, effective November 19, 2007.

Ms. Minehan, 60, most recently served as President and Chief Executive Officer of the Federal Reserve Bank of Boston, one of 12 regional Reserve Banks that together with the Board of Governors in Washington, D.C. form the Federal Reserve System. She held this position from 1994 until her retirement in July 2007. Ms. Minehan also served as a member of the Federal Open Market Committee, the body responsible for U.S. monetary policy.

“We are honored to welcome Cathy Minehan, who had a distinguished tenure as one of the nation's central bankers, to the BD Board,” said Edward J. Ludwig, BD Chairman, President and Chief Executive Officer. “Cathy offers the Board expertise in financial and economic policymaking gained over a notable career of nearly 40 years with the Federal Reserve. This acumen, coupled with her civic and business leadership experience, will bring a wealth of valuable skills and perspective to the Board.”

Ms. Minehan joined the Federal Reserve in 1968 as a bank examiner at the Federal Reserve Bank of New York. Rising through the ranks, she served in a variety of roles in Public Information and Accounting Control as well as Check Processing, Accounting, Funds and Securities. In 1991, she was appointed First Vice President and Chief Operating Officer of the Federal Reserve Bank of Boston, a position she held until 1994 when she was appointed President and Chief Executive Officer.

Ms. Minehan serves on the boards of Visa, Inc. and many civic, professional and educational organizations, including Massachusetts General Hospital, the Partners Health Care System, the University of Rochester and the Boston Private Industry Council. She is an Investment Advisory Board Member of Massachusetts Institute of Technology as well as a member and former Chair of The United Way of Massachusetts Bay Board of Directors. Ms. Minehan holds an M.B.A. with distinction from New York University, where she earned the Business Forum Prize for Excellence in Economics in 1977. She obtained her undergraduate degree from the University of Rochester.

With her election, the BD board will consist of 14 members, all of whom are independent with the exception of Mr. Ludwig.

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About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 27,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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